Exhibit 4.15

dated 6 February 2014

STAR CHALLENGER I LLC and
STAR CHALLENGER II LLC

as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

and

HSH NORDBANK AG
as Agent, Mandated Lead Arranger, Swap Bank
and Security Trustee

LOAN AGREEMENT

relating to a secured post-delivery term loan facility of up to US$35,000,000 to provide finance secured on
two Ultramax bulk carriers named
"STAR CHALLENGER" and "STAR FIGHTER"

Watson, Farley & Williams

Index

Clause		Page

1	Interpretation	1
2	Facility	17
3	Position of the Lenders and Swap Bank	17
4	Drawdown	18
5	Interest	19
6	Interest Periods	21
7	Default Interest	22
8	Repayment and Prepayment	23
9	Conditions Precedent	26
10	Representations and Warranties	27
11	General Undertakings	30
12	Corporate Undertakings	35
13	Insurance	36
14	Ship Covenants	40
15	Security Cover	47
16	Payments and Calculations	48
17	Application of Receipts	50
18	Application of Earnings; Swap Payments	51
19	Events of Default	54
20	Fees and Expenses	59
21	Indemnities	60
22	No Set-Off or Tax Deduction	63
23	Illegality, etc.	64
24	Increased Costs	64
25	Set-Off	66
26	Transfers and Changes in Lending Offices	67
27	Variations and Waivers	71
28	Notices	73
29	Joint and Several Liability	74
30	Supplemental	75
31	Law and Jurisdiction	76

THIS AGREEMENT is made on 6 February 2014

BETWEEN

(1)
STAR CHALLENGER I LLC and STAR CHALLENGER II LLC each a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960 as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Agent;

(4)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Mandated Lead Arranger;

(5)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Security Trustee; and

(6)	HSH NORDBANK AG acting through its office at Martensdamm 6, D-24103 Kiel, Germany, as Swap Bank.

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrowers a secured post-delivery term loan facility of up to US$35,000,000 in two trenches as follows:

(i)
a tranche in an amount of up to the lesser of (AA) US$17,500,000 and (BB) 60 per cent. of the market value (determined pursuant to paragraph 4 of Part B, Schedule 3) of a 2012-built Ultramax bulk-carrier named "STAR CHALLENGER"; and

(ii)
a tranche in an amount of up to the lesser of (AA) US$17,500,000 and (BB) 60 per cent. of the market value (determined pursuant to paragraph 4 of Part B, Schedule 3) of a 2013-built Ultramax bulk-carrier named "STAR FIGHTER", for the purpose of refinancing part of the Borrowers' acquisition costs in respect of such ships.

(B)	The Swap Bank has agreed to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers' exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

"Account" means each of the Earnings Accounts, the Minimum Liquidity Account, the Swap Account, the Management Account and the Retention Account and, in the plural, means all of them;

"Account Pledge" means, in relation to each Account, a deed creating security in respect of that Account in the Agreed Form and, in the plural, means all of them;

"Additional Minimum Liquidity A" has the meaning given in Clause 11.17(a);

"Additional Minimum Liquidity B" has the meaning given in Clause 11.17(b);

"Affected Lender" has the meaning given in Clause 5.7;

"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

"Agent" means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, 0-20095 Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

"Applicable Lender" has the meaning given in Clause 5.2;

"Approved Broker" means Arrow Research Ltd., Barry Rogliano Salles, H. Clarkson & Co. Ltd., SSY Valuation Services Ltd., Maersk Brokers K/S, RS Platou Shipbrokers A/S, Fearnleys A/5 and Pareto and, in the plural, means all of them;

"Approved Charter" means, in respect of a Ship, a time charter in respect of that Ship having a duration of not less than 12 months providing for a gross hire rate of not less than $13,000 per day and, in the plural, means all of them;

"Approved Flag" means, in relation to a Ship, the Marshall Islands' flag or such other flag as the Agent may approve as the flag on which that Ship is or, as the case may be, shall be registered;

"Approved Flag State" means, in relation to a Ship, the Republic of the Marshall Islands or any other country in which the Agent may approve that that Ship is or, as the case may be, shall be registered;

"Approved Manager" means, in relation to the:

(a)
commercial management of each Ship, Star Bulk Management Inc. ("SBM"), a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960; and

(b)	technical management of each Ship, Star Bulk S.A., a corporation incorporated in Liberia having its registered office at 80 Broad Street, Monrovia, Liberia,

each maintaining an office (in accordance with Greek law 89) at 40, Ag. Konstantinou, 151 24, Greece or any other company which the Agent (acting on the institutions of the Majority Lenders) may approve from time to time as the commercial and/or technical manager of that Ship and, in the plural, means both of them;

"Approved Manager's Undertaking" means, in relation to each Ship, a letter of undertaking executed or to be executed by each Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as technical or, as the case may be, commercial manager and subordinating its rights against that Ship and the Borrower which is the owner thereof to the rights of the Lenders under the Finance Documents and, in the plural, means all of them;

"Assignable Charter" means, in relation to a Ship, any time charterparty (including, without limitation, any Approved Charter), consecutive voyage charter or contract of affreightment in respect of such Ship of a duration (or capable of exceeding a duration) of 11 months or more and any guarantee of such charter or any bareboat charter in respect of that Ship and any guarantee of such bareboat charter, be entered into by the Borrower which is the owner thereof and a charterer or, as the context may require, bareboat charter and, in the plural, means all of them;

"Availability Period" means, in relation to each Tranche, the period commencing on the date of this Agreement and ending on:

(a)	31 March 2014 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrowers); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Balloon Instalment" has the meaning given in Clause 8.1(b)(ii);

"Basel III" means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel A global regulatory framework for more resilient banks and banking systems", "Basel Ill: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel ill";

"Borrower" means each of Borrower A and Borrower B, and, in the plural, means both of them;

"Borrower A" means Star Challenger I LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Borrower B" means Star Challenger II LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeitake Island, Majuro, Marshall Islands MH96960;

"Break Costs" has the meaning given in Clause 21.2;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Piraeus and Hamburg and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Cancellation Notice" has the meaning given in Clause 8.6;

"Charterparty Assignment" means, in relation to a Ship, an assignment of the rights of the Borrower who is the owner of that Ship under any Assignable Charter relative thereto executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;

"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

"Compliance Certificate" means a certificate in the form set out in Schedule 1 of the Corporate Guarantee (or in any other form which the Agent approves or reasonably requires) to be provided at the times and in the manner set out in Clause 11.18;

"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

"Contractual Currency" has the meaning given in Clause 21.6;

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"Corporate Guarantee" means a corporate guarantee of the obligations of the Borrowers under this Agreement, the Master Agreement and the other Finance Documents to which each Borrower is a party, in the Agreed Form;

"Corporate Guarantor" means Star Bulk Carriers Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeitake Road, Ajeltake Island, Majuro, Marshall Islands M1-196960;

"Cost of Funding" means, in relation to a Lender, the rate per annum determined by that Lender to be the rate at which deposits in Dollars are offered to that Lender by leading banks in the London Interbank Market at that Lender's request at or about 11.00 a.m. (London time) on the Quotation Date for an interest Period and for a period equal to that Interest Period and for delivery on the first Business Day of it, or, if that Lender uses other ways than the London Interbank Market to fund deposits in Dollars, such rate as determined by that Lender to be the Lender's cost of funding deposits in Dollars for that Interest Period;

"Creditor Party" means the Agent, the Security Trustee, the Mandated Lead Arranger, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time and, in the plural, means all of them;

"Cross-transfer" has the meaning given in Clause 18.2;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender;

(b)
its purpose is the hedging of the Borrowers' exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)
it is designated by the Swap Bank, by delivery by the Swap Bank to the Borrowers and the Agent of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;

"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means, in respect of each Tranche, the date requested by the Borrowers for that Tranche to be borrowed, or (as the context requires) the date on which that Tranche is actually borrowed;

"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)           all freight, hire and passage moneys;

(ii)          compensation payable to that Borrower in the event of requisition of the Ship owned by it for hire;

(iii)          remuneration for salvage and towage services;

(iv)          demurrage and detention moneys;

(v)           damages for breath (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)          all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

"Earnings Account" means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Agent in Hamburg designated "[name of relevant Borrower] - Earnings Account", or any other account (with that or another office of the Agent) which replaces this account and is designated by the Agent as the Earnings Account in respect of that Ship for the purposes of this Agreement in accordance with the Agent's instructions and, in the plural, means both of them;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other pers'on which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default" means any of the events or circumstances described in Clause 19.1;

"Finance Documents" means together:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Master Agreement Assignment;

(d)	the Corporate Guarantee;

(e)	the Agency and Trust Agreement;

(f)	the General Assignments;

(g)	the Mortgages;

(h)	the Account Pledges;

(i)	any Charterparty Assignments;

(j)	the Approved Manager's Undertakings; and

(k)
any other document (whether creating a Security Interest or not) which is executed at any time by either Borrower, the Corporate Guarantor, either of the Approved Managers or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;

"Financial Indebtedness" means, in relation to a person (the "debtor"), any actual or contingent liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

(f)	under receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis); or

(g)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to each of the Borrowers, the Corporate Guarantor and the Group, each period of 1 year commencing on 1 January in respect of which their individual or, as the case may be, consolidated accounts are or ought to be prepared;

"Fleet Vessel" " means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group and, in the singular, means any of them;

"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America;

"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation relative to that Ship in the Agreed Form and, in the plural, means both of them;

"Group" means, together, the Corporate Guarantor and its subsidiaries (direct or indirect including, but not limited to, the Borrowers) from time to time during the Security Period and "member of the Group" shall be construed accordingly;

"IACS" means the international Association of Classification Societies;

"Initial Market Value" means, in relation to each Ship, the Market Value thereof calculated in accordance with the valuation relative thereto referred to in paragraph 4 of Schedule 3, Part B;

"Instalment" has the meaning given in Clause 8.1(b)(1);

"Insurances" means, in relation to a Ship:

(a)	all policies and contracts of insurance or, as the case may be, reinsurance (if applicable), including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)
all rights (including, without limitation, any and all rights or claims which the Borrower owning that Ship may have under or in connection with any cut-through clause relative to any reinsurance contract) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

"Interest Period" means a period determined in accordance with Clause 6;

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);

"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;

"Lender" means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.15) or its transferee, successor or assign;

"LIBOR" means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant interest Period which appears on the Screen Rate; or

(b)
if no rate is quoted on the Screen Rate, the rate per annum determined by the Agent to be the rate (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) at which deposits in Dollars are offered to each Reference Bank as at the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank's request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

"LIBOR Correction Rate" means, at any relevant time in relation to an Applicable Lender, the rate per annum by which that Lender's Cost of Funding exceeds LIBOR;

"Loan" means the principal amount for the time being outstanding under this Agreement;

"LSW 1189" means the London Standard Wording for marine insurances which incorporates the German direct mortgage clause;

"Management Account" means an account in the name of the Approved Manager with the Agent in Hamburg designated "Star Bulk Management Inc, - Current Account", or any other account (with that or another office of the Agent) which replaces this account and is designated by the Agent as the Management Account for the purposes of the Loan Agreement in accordance with the Agent's instructions;

"Major Casualty" means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $250,000 or the equivalent in any other currency;

"Majority Lenders" means:

(a)	before a Tranche has been advanced, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after a Tranche has been advanced, Lenders whose Contributions total 66.66 per cent. of the Loan;

"Mandated Lead Arranger" means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platt 50, 0-20095 Hamburg, Germany, or any successor;

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4;

"Mandatory Minimum Liquidity Amount" has the meaning given in Clause 11.16;

"Margin" means 3.25 per cent. per annum;

"Market Value" means, in relation to each Ship and each of the other Fleet Vessels, the market value thereof determined in accordance with Clause 15.3;

"Master Agreement" means the master agreement (on the 1992 or 2002 ISDA (Multicurrency-Crossborder) form) in the Agreed Form made between the Borrowers and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

"Master Agreement Assignment" means the assignment of the Master Agreement in the Agreed Form;

"Material Adverse Change" means any event or series of events (including, without limitation, any withdrawal of any material license or governmental or regulatory approval in respect of either Ship or either Borrower or either Borrower's business (except if contested with suspensive effect and otherwise contested in good faith by the Borrowers) which, in the opinion of the Majority Lenders, is likely to have a Material Adverse Effect;

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of a Borrower and/or any Security Party taken as a whole;

(b)	the ability of a Borrower and/or any Security Party to (i) perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity or enforceability of any Finance Document;

"Minimum Liquidity Account" means an account in the joint names of the Borrowers with the Agent in Hamburg designated "Star Challenger 1 LLC and Star Challenger II LLC —Minimum Liquidity Account", or any other account (with that or another office of the Agent which is designated by the Agent as the Minimum Liquidity Account for the purposes of this Agreement;

"Mortgage" means, in relation to a Ship, the first preferred or, as the case may be, priority ship mortgage on that Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenants collateral thereto, each in the Agreed Form and, in the plural, means both of them;

"Mortgaged Ship" means a Ship which is subject to a Mortgage at the relevant time and, in the plural, means both of them;

"Negotiation Period" has the meaning given in Clause 5.10;

"Notifying Lender" has the meaning given in Clause 21.2, 23.1 or Clause 24.1 as the context requires;

"Operating Expenses" means expenses properly and reasonably incurred by a Borrower in connection with the operation, employment, maintenance, repair and insurance of the Ship owned by it;

"Payment Currency" has the meaning given in Clause 21.6;

"Permitted Security interests" means;

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(f);

(f)
any Security interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses while a Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Document" means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Pertinent Matter" means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

"Prepayment Notice" has the meaning given in Clause 8.5(b);

"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

"Reference Bank" means, subject to Clause 26.18, each of the Hamburg branch of HSH Nordbank AG or any of its successors and any other bank or financial institution selected by the Agent (acting on the instructions of the Majority Lenders);

"Relevant Person" has the meaning: given in Clause 19.9;

"Repayment Date" means a date on which a repayment is required to be made under Clause 8;

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Retention Account" means an account in the joint names of the Borrowers with the Agent in Hamburg designated "Star Challenger I LLC and Star Challenger I1 LLC — Retention Account", or any other account (with that or another office of the Agent) which replaces this account and is designated by the Agent as the Retention Account for the purposes of this Agreement in accordance with the Agent's instructions;

"Screen Rate" means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers;

"Secured Liabilities" means all liabilities which the Borrowers, the Corporate Guarantor, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Cover Ratio" means, at any relevant time, the aggregate of (i) the aggregate of the Market Value of the Mortgaged Ships, (ii) the net realisable value of any additional security provided at that time under Clause 15 and (iii) the whole, or as the case may be, that part of the Mandatory Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account at that time pursuant to Clause 11.16, expressed as a percentage of the Loan;

"Security interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means the Corporate Guarantor, each Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents";

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by a Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither either Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)
the Agent, the Mandated Lead Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Servicing Bank" means the Agent or the Security Trustee;

"Ship" means each of "STAR CHALLENGER" and "STAR FIGHTER" and, in the plural, means both of them;

"STAR CHALLENGER" means the 2012-built Ultramax bulk carrier of approximately 61,000 metric tons deadweight registered in the ownership of Borrower A under an Approved Flag in accordance with the laws of the relevant Approved Flag State with IMO Number 9632997 and with the name "STAR CHALLENGER";

"STAR FIGHTER" means the 2013-built Ultramax bulk carrier of approximately 61,000 metric tons deadweight registered in the ownership of Borrower B under an Approved Flag in accordance with the laws of the Approved Flag State with IMO Number 9642198 and with the name "STAR FIGHTER";

"Swap Account" means an account in the joint names of the Borrowers with the Agent in Hamburg designated "Star Challenger I LLC and Star Challenger II LLC — Swap Account", or any other account (with that or another office of the Agent) which replaces this account and is designated by the Agent as the Swap Account for the purposes of this Agreement in accordance with the Agent's instructions;

"Swap Bank" means FISH Nordbank AG, acting in such capacity through its office at Martensdamm 6, D-24103 Kiel, Germany;

"Swap Exposure" means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Bank under (and calculated in accordance with) section 6(e)(1) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority unless it is within 1 month from the date of such occurrence redelivered to the full control of the Borrower owning that Ship excluding a requisition for hire for a fixed period not exceeding 90 days without any right to an extension;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the Borrower owning that Ship;

"Total Loss Date" means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)           30 days after the date on which a notice of abandonment is given to the insurers; and

(ii)           the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Tranche" means, in relation to each Ship, an amount of up to the lesser of:

(a)	60 per cent, of the Initial Market Value of the Ship to which that Tranche relates; and

(b)	$17,500,000,

or, as the context may require, the principal amount outstanding at the relevant time in respect thereof, and, in the plural means, both of them;

"Transaction" has the meaning given in the Master Agreement;

"Transfer Certificate" has the meaning given in Clause 26.2; and

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement,

1.2	Construction of certain terms

In this Agreement:

"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"approved" means, for the purposes of Clause 13, approved in writing by the Agent at its discretion;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document" includes a deed; also a letter or fax;

"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"gross negligence" means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

"law" includes any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

'legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3;

"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4;

"person" " includes any individual, any partnership, any company; any state, political subdivision of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

"subsidiary" has the meaning given in Clause 1.4;

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"

A company (5) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of 5; or

(c)	P has the direct or Indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a secured term loan facility of up to $35,000,000, in two Tranches, Tranche A and Tranche B.

2.2	Lenders' participations in Tranches

Subject to the other provisions of this Agreement, each Lender shall participate in each Tranche in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments,

2.3	Purpose of Tranche

The Borrowers undertake with each Creditor Party to use each Tranche only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS AND SWAP BANK

3.1	Interests several

The rights of the Lenders and of the Swap Bank under this Agreement and under the Master Agreement are several.

3.2	Individual right of action

Each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement or under the Master Agreement without joining the Agent, the Security Trustee, any other Lender or the Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent

Except as provided in Clause 32, neither Lender nor the Swap Bank may commence proceedings against the Borrowers or any Security Party in connection with a Finance Document or the Master Agreement without the prior consent of the Majority Lenders.

3.4	Obligations several

The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or the Swap Bank being increased; nor

(b)	a Borrower, any Security Party, any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under the Master Agreement;

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.

4	DRAWDOWN

4.3.	Request for a Tranche

Subject to the following conditions, the Borrowers may request a Tranche to be advanced by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 3 Business Days prior to the relevant Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	each Tranche shall not exceed an amount equal to the lesser of:

(i)	60 per cent. of the initial Market Value of the Ship to which that Tranche relates; and

(ii)	$17,500,000; and

(c)	the aggregate amount of the Tranches shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Tranche to which that Drawdown Notice relates and the relevant Drawdown Date;

(b)	the amount of that Lender's participation in that Tranche; and

(c)	the duration of the first Interest Period in respect of that Tranche.

4.4	Drawdown Notice irrevocable

Each Drawdown Notice must be duly signed by the chief financial officer of the Corporate Guarantor; and once served, it cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2,2.

4.6	Disbursement of Tranche

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period relative to that Tranche shall be paid by the Borrowers on the last day of that Interest Period.
5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on each Tranche in respect of an Interest Period relative to that Tranche shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any), (iii) LIBOR for that Interest Period and (iv) if a Lender (the "Applicable Lender") notifies the Agent at least 1 Business Day before the start of that Interest Period that its Cost of Funding exceeds LIBOR on the Quotation Date for that Interest Period, additionally in respect of that Applicable Lender's Contribution, the LIBOR Correction Rate applicable to that Applicable Lender for that Interest Period,

5.3	Payment of accrued Interest

In the case of an Interest Period of longer than 3 months (subject to the prior agreement of the Agent in accordance with Clause 6.2(b)), accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined,

5.5	Obligation of Reference Banks to quote

A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 26.18.

5.6	Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)
no rate is quoted on the Screen Rate and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotation to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrowers and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent's notice under Clause 5.8 is served before a Tranche is advanced:

(a)	In a case falling within Clause 5.7(a), the Lender's obligation to advance that Tranche; and

(b)	in a case failing within Clause 5.7(b), the Affected Lender's obligation to participate in that Tranche,

shall be suspended while the circumstances referred to in the Agent's notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent's notice under Clause 5.8 is served after a Tranche is advanced, the Borrowers, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days' notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment

The provisions of Clauses 8.10 and 8.11(a) shall apply in relation to the prepayment.

5.16	Interest rate hedging

Signature of the Master Agreement does not commit the Swap Bank (or the Borrowers) to conclude transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at the relevant time.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to a Tranche shall commence on the Drawdown Date in respect of that Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period,

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period in respect of each Tranche shall be:

(a)	3 months; or

such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period in respect of the Tranche to which that Repayment Date relates shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.50 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current interest Period applicable to it);

(b)
the aggregate of the Margin, any LIBOR Correction Rate and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period, are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent's notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest and Compensation) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of Instalments

The Borrowers shall repay:

(a)	the Tranche in relation to "STAR CHALLENGER", by;

(i)	28 equal consecutive quarterly instalments, each in the amount of $312,500 (each an "Instalment A" and, together, the "Instalments A"); and

(ii)	a balloon instalment in the amount of $8,750,000 (the "Balloon Instalment A"); and

(b)	the Tranche in relation to "STAR FIGHTER", by:

(i)
28 equal consecutive quarterly instalments (each an "Instalment B" and, together, the "Instalments B" and, together with the Instalments A, the "Instalments" and each an "Instalment"), each in the amount of $291,700; and

(ii)	a balloon instalment (the "Balloon Instalment B" and, together with the Balloon Instalment A, the "Balloon Instalments" and each a "Balloon Instalment") in the amount of $9,332,400,

Provided that if the amount drawn down in respect of each Tranche is less than $17,500,000, each Instalment in respect of that Tranche and the relevant Balloon Instalment shall be reduced pro rata by an amount equal to the undrawn amount.

8.2	Repayment Dates

The first Instalment in respect of each Tranche shall be repaid on the date falling 3 months after the Drawdown Date in respect of that Tranche, each subsequent Instalment shall be repaid at three-monthly intervals' thereafter and the last Instalment, shall be repaid, together with the Balloon Instalment in respect of that Tranche, on the earlier of (i) the date falling 84 months after the Drawdown Date in respect of that Tranche and (ii) 31 March 2021.

8.3	Final Repayment Date

On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period,

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $500,000 or a higher integral multiple thereof;

(b)
the Agent has received from the Borrowers at least 5 Business Days' prior written notice (each, a "Prepayment Notice") specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)
the Borrowers have provided evidence satisfactory to the Agent that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrowers or any Security Party has been complied with; and

(d)	the Borrowers have complied with Clauses 8.13 and 8.14 on or prior to the date of prepayment,

8.6	Optional facility cancellation

The Borrowers shall be entitled, upon giving to the Agent not less than 5 Business Days' prior written notice (the "Cancellation Notice") which notice shall be irrevocable and shall, at the option of the Borrowers, specify whether such cancellation will be applied against a specific Tranche, in which case the Borrowers will specify the Tranche against which that cancellation should be applied. A failure by the Borrowers to make such a designation shall result in the cancellation being applied equally between the two Tranches to cancel, in whole or in part, and, if in part, by an amount not less than $500,000 or a higher multiple thereof (or such other amount acceptable to the Agent in its sole discretion), the undrawn balance of the Total Commitments. Upon such cancellation taking effect on expiry of a Cancellation Notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such Cancellation Notice relates shall terminate.

8.7	Cancellation Notice or Prepayment Notice

The Agent shall notify the Lenders promptly upon receiving a Cancellation Notice or Prepayment Notice, and shall provide, in the case of a Prepayment Notice, any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

8.8	Mandatory prepayment

The Borrowers shall be obliged to prepay the Relevant Amount if a Ship:

(a)	is sold on or before the date on which the sale is completed by delivery of the Ship to the buyer; and

(b)	becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.8:

"Relevant Amount" means an amount equal to the greater of:

(i)	the Tranche to which the Ship being sold or which has become a Total Loss relates; and

(ii)
an amount which after the application of the prepayment to be made pursuant to Clause 8.11(b) results in the Security Cover Ratio being the greater of (A) 125 per cent. and (B) the percentage which applied immediately prior to the applicable event described in paragraph (a) or (b) of this Clause 8.8.

8.9	Effect of Prepayment Notice and Cancellation Notice

Neither a Prepayment Notice nor a Cancellation Notice may be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and:

(a)	in the case of a Prepayment Notice, the amount specified in that Prepayment Notice shall become due and payable by the Borrowers on the date for prepayment specified in that Prepayment Notice; and

(b)	in the case of a Cancellation Notice, the amount cancelled shall be permanently cancelled and may not be borrowed.

8.10	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.11	Application of partial prepayment

Each partial prepayment shall be applied:

(a)
if made pursuant to Clauses 8.4, 5.13, 8.14, 15.2, 19.2, 23.3 or 24.5, proportionately between each Tranche and thereafter pro rata against the Instalments in respect of that Tranche which are at the time being outstanding and the relevant Balloon Instalment; and

(b)
if made pursuant to Clause 8.8, first towards full repayment of the Tranche related to the Ship being sold or which has become a Total Loss, and thereafter towards reduction of the other Tranche, first against the Balloon Instalment in respect of that Tranche and, thereafter, against the Instalments in respect of that Tranche which are at the time being outstanding in inverse order of maturity.

8.12	No reborrowing

No amount prepaid may be reborrowed.

8.13	Unwinding of Designated Transactions

If required by the Swap Bank, on or prior to any repayment or prepayment under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.14	Prepayment of Swap Benefit

If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrowers under the Master Agreement, the Borrowers hereby agree that such payment shall be applied in prepayment of the Loan in accordance with the provisions of Clause 8.11(a) and authorise the Swap Bank to pay such amount to the Agent for such purpose.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender's obligation to contribute to a Tranche is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives:

(i)	the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	payment in full of the arrangement fee payable pursuant to Clause 20.1(a); and

(iii)	payment in full of any expenses payable pursuant to Clause 20.2 which are due and payable on the date of this Agreement;

(b)	that, on or before the service of each Drawdown Notice, the Agent receives:

(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	in the case of the first Drawdown Notice to be served under this Agreement, the structuring fee payable pursuant to Clause 20.1(b);

(iii)	payment of any commitment fee payable pursuant to Clause 20.1(c); and

(iv)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on the Drawdown Date to which that Drawdown Notice relates;

(c)	that both at the date of each Drawdown Notice and at the relevant Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Tranche;

(ii)
the representations and warranties in Clause 10.1 and those of either Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5/ has occurred and is continuing; and

(iv)	there has been no Material Adverse Change; and

(d)
that, if the ratio set out in Clause 15.1 were applied immediately following the borrowing of a Tranche, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the

Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit a Tranche to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

Each Borrower is duly formed, validly existing and in good standing under the laws of the Marshall Islands.

10.3	Limited liability interests and ownership

The limited liability interests of each Borrower are divided into 100 limited liability shares, and the legal title and beneficial ownership of all those limited liability shares is held, free of any Security Interest or other claim, by the Corporate Guarantor.

10.4	Corporate power

Each Borrower has the limited liability company capacity, and has taken all limited liability company action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which that Borrower is a party and any Assignable Charter; and

(b)
to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

10.5	Consents in force

Ali the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation,

10.6	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which each Borrower is a party:

(a)	that Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by each Borrower of each Finance Document, and the borrowing by that Borrower (together with the other Borrower) of the Loan (or any part thereof), and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets, and will not have a Material Adverse Effect.

10.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.7; and there has been no change in the financial position or state of affairs of either Borrower, the Corporate Guarantor or the Group (or any member thereof) from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect.

10.12	No litigation

No legal or administrative action involving either Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the 1SPS Code) has been commenced or taken or, to either Borrower's knowledge, is likely to be commenced or taken which would, in either case, be likely to have a Material Adverse Effect.

10.13	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9, 1112, 13, 14.3 and 14.10,

10.14	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

10.15	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Managers and the Ships have been complied with.

10.16	No Money laundering

Each Borrower:
(a)
will not, and will procure that no Security Party, to the extent applicable, will, in connection with this Agreement or any of the other Finance Documents, contravene or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005) and comparable United States Federal and state laws, Each Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements; and

(b)
confirms that it is the beneficiary within the meaning of the German Anti Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)), acting for its own account and not for or on behalf of any other person for each part of the Loan made or to be made available to it under this Agreement. That is to say, it acts for its own account and not for or on behalf of anyone else.

Each Borrower will promptly inform the Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.

The Agent shall promptly notify the Lenders of any written notice it receives under this Clause 10.16.

10.17	No Immunity

Each Borrower is subject to suit and to commercial law and neither it nor any of its properties have any right of immunity from suit, execution, attachment or other legal process in the Marshall Islands.

10.18	Choice of law

The choice of the laws of England to govern the Loan Agreement and those other Finance Documents which are expressed to be governed by the laws of England, the laws of Germany to govern the Account Pledges and the laws of the relevant Approved Flag State to govern the Mortgages, constitutes a valid choice of law and the submission by the Borrowers thereunder to the non-exclusive jurisdiction of the Courts of England or, in the case of the Account Pledges, Germany or, in the case of the Mortgages, the applicable Approved Flag State is a valid submission and does not contravene the laws of the Marshall Islands and the laws of England or, in the case of the Account Pledges, Germany or, in the case of the Mortgages, the applicable Approved Flag State, will be applied by the Courts of the Marshall Islands if the Loan Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England or, in the case of the Account Pledges, Germany or, in the case of the Mortgages, the applicable Approved Flag State,

10.19	Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrowers:

(a)	on the date of service of each Drawdown Notice;

(b)	on each Drawdown Date; and

(c)
with the exception of Clauses 10.9, 10.10, 10.11 and 10.12, on the first day of each Interest Period and on the date of any compliance certificate issued pursuant to Clause 12.4 of the Corporate Guarantee, as if made with reference to the facts and circumstances existing on each such day.

11	GENERAL UNDERTAKINGS

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit,

11.2	Title; negative pledge and pari passu ranking

Each Borrower will:

(a)
hold the legal title to, and own the entire beneficial interest in that Ship, her Insurances and Earnings, free from ail Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)
not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrowers' rights against the Swap Bank under the Master Agreement or all or any part of the Borrowers' interest in any amount payable to the Borrowers by the Swap Bank under the Master Agreement); and

(c)
procure that its liabilities under the Finance Documents to which it is a party rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

Neither Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship.

11.4	No other liabilities or obligations to be incurred

Neither Borrower will incur any liability or obligation (including, without limitation, any Financial Indebtedness or any obligations under a guarantee) except:

(a)	liabilities and obligations under the Finance Documents to which it is or, as the case may be, will be a party; and

(b)
liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by it (including, without limitation, any shareholder loan subject to the rights of the shareholder which is the provider of such loan being fully subordinated in writing and otherwise in a manner acceptable to the Agent (acting on the instructions of the Majority Lenders) to the rights of the Creditor Parties under the Finance Documents but excluding any investments, any sale or lease back agreements and any off-balance-sheet obligations).

11.5	Information provided to be accurate

All financial and other information, including but not limited to factual information, exhibits and reports, which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

Each Borrower will send or procure that there are sent to the Agent:

(a)
as soon as possible, but in no event later than 180 days after the end of each Financial Year of that Borrower and the Corporate Guarantor, the individual unaudited annual financial statements of that Borrower and the consolidated audited annual financial statements of the Group for that Financial Year (commencing with the financial statements for the Financial Year which ended on 31 December 2013), in the case of the unaudited annual financial statements of that Borrower, duly certified as to their correctness by the chief financial officer of the Corporate Guarantor; and

(b)
as soon as possible, but in no event later than 90 days after the end of each 6-month period ending on 30 June and 31 December in each Financial Year of that Borrower or, as the case may be, the Corporate Guarantor, the semi-annual individual unaudited financial statements in respect of that Borrower or, in the case of the Corporate Guarantor, the semi-annual consolidated unaudited financial statements of the Group, in each case, for that 6-month period (commencing with the financial statements for the 6-month period ending on 30 June 2014), duly certified as to their correctness by the chief financial officer of the Corporate Guarantor; and

(c)
promptly after each request by the Agent, such further financial or other information in respect of that Borrower, each Ship, the Corporate Guarantor, the other Security Parties and the Group (including, without limitation, any information regarding any sale and purchase agreements, investment brochures, shipbuilding contracts and charter agreements) as may be requested by the Agent.

11.7	Form of financial statements

All accounts delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP;

(b)
give a true and fair view of the state of affairs of each Borrower, the Corporate Guarantor and the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of each Borrower, the Corporate Guarantor and the Group.

11.8	Creditor notices

Each Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower's creditors or any class of them.

11.9	Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all cOnsents required:

(a)	for that Borrower to perform its obligations under any Finance Document and any Assignable Charter to which it is or, as the case may be, will be a party;

(b)	for the validity or enforceability of any Finance Document and any Assignable Charter to which it is or, as the case may be, will be a party; and

(c)	for that Borrower to continue to own and operate the Ship owned by it, and that Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it is necessary to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become ,necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Managers or the Ship owned by it, the Earnings or the Insurances in respect of that Ship as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	Principal place of business

Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and neither Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall islands or Greece.

11.13	Confirmation of no default

Each Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the authorised representative or a director of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.13 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if neither of the Tranches has been advanced) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.13 does not affect the Borrowers' obligations under Clause 11.14.

11.14	Notification of default

Each Borrower will notify the Agent as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.15	Provision of copies and translation of documents

Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

11.16	Mandatory minimum liquidity

The Borrowers undertake to maintain in the Minimum Liquidity Account, as from each Drawdown Date and at all times thereafter during the Security Period, credit balances in the amount of $300,000 in relation to the Ship to which that Drawdown Date relates (in respect of a Ship, the "Required Amount" and, together with the Required Amount for the other Mortgaged Ship, the "Mandatory Minimum Liquidity Amount"), Provided that if at any time during the Security Period a Mortgaged Ship is sold, the Required Amount in respect of that Mortgaged Ship may be released to the Borrowers subject to no Event of Default or Potential Event of Default being in existence at the relevant time or resulting from such release.

11.17	Additional minimum liquidity

The Borrowers shall deposit in the Minimum Liquidity Account on each Drawdown Date an amount (in addition to the amount required to be deposited thereon pursuant to Clause 11.16) equal to:

(a)	if the Ship to which that Drawdown Date relates is not subject to an Approved Charter on that date, $600,000 (in respect of each Mortgaged Ship, the "Additional Minimum Liquidity Amount A"); and

(b)
if the Ship to which that Drawdown Date relates is subject to an Approved Charter on that date, the Additional Minimum Liquidity Amount A in respect of that Ship minus the Applicable Amount (in respect of each Mortgaged Ship, the "Additional Minimum Liquidity

Amount B"), Provided that the Agent is satisfied in its sole discretion that that Ship is subject to an Approved Charter as at that Drawdown Date (for the avoidance of doubt, if the Agent is not satisfied that that Ship is subject to an Approved Charter as at that Drawdown Date, Clause 11.17(a) shall apply). If that Approved Charter is terminated and or rescinded prior to its contractual termination date the Borrowers shall deposit in the Minimum Liquidity Account, on the date of termination or rescission (the "Termination Date"), the Additional Minimum Liquidity Amount A minus the Release Amount or, as the case may be, Release Amounts which would have been released to the Borrowers as at the Termination Date pursuant to this Clause 11.17 had that Ship not been subject to an Approved Charter on the relevant Drawdown Date.

The Agent shall release to the Borrowers on the date falling on the first anniversary of that Drawdown Date and on each subsequent anniversary thereof (each a "Release Date" and, together, the "Release Dates"), subject to no Event of Default having occurred or being continuing on that Release Date or resulting following such release, the applicable Release Amount so that the Additional Minimum Liquidity Amount A or, as the case may be, the Additional Minimum Liquidity Amount B in respect of that Ship shall, on the date falling on the fourth anniversary of that Drawdown Date, be released in full.

In this Clause 11.17:

"Release Amount" means, in relation to each Release Date:

(a)	if the relevant Ship is not subject to an Approved Charter on the Drawdown Date to which that Ship relates, $150,000; or

(b)	if the relevant Ship is subject to an Approved Charter on the Drawdown Date to which that Ship relates:

(i)           in the case of any Release Date falling within the duration of that Approved Charter, 0;

(ii)           in the case of the first Release Date to occur after the expiry of that Approved Charter, X; and

(iii)           in the case of all subsequent Release Dates, $150,000.

"A" means the Additional Minimum Liquidity Amount A minus the Applicable Amount;

"Applicable Amount" means, in relation to any Approved Charter, the number of months of duration of that Approved Charter (excluding any optional extensions) multiplied by $12,500;

"B" means the Additional Minimum Liquidity Amount A minus C;

"C" means $150,000 multiplied by the number of Release Dates preceding the applicable Release Date (including the applicable Release Date);

"X" means, in relation to any Release Date, the amount by which A exceeds B on that date.

11.18	Compliance Check

Compliance with the undertakings contained in Clauses 11.16, 11.17, 15.1 and clause 12.3 of the Corporate Guarantee shall be determined on 30 June and 31 December in each Financial Year of that Borrower and the Group, being, in each case, the date on which the Borrowers and the Corporate Guarantor shall deliver to the Agent a Compliance Certificate demonstrating (inter alia) their compliance (or not, as the case may be) with the provisions of such Clauses duly signed by the sole member of each Borrower and the chief financial officer of the Corporate Guarantor.

11.19	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of either Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph' (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12	CORPORATE UNDERTAKINGS

12.1.	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

12.2	Maintenance of status

Each Borrower will maintain its separate limited liability company existence and remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings

Neither Borrower will:

(a)	change the nature of its business; or'

(b)
pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred and is continuing at the relevant time or an Event of Default will result from the payment of a dividend or the making of any other form of distribution; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who Is directly or indirectly interested in that Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(e)	issue, or grant any person a right to any of its limited liability company interests or repurchase or reduce its issued limited liability company interests;

(f)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than any Designated Transactions; or

(g)	enter into any form of amalgamation, merger or de-merger, divesture, split-up or any form of reconstruction or reorganisation.

13	INSURANCE

13.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than hull value);

(c)
protection and indemnity risks (including, without limitation, protection and indemnity war risks in excess of the amount for war risks (hull) and oil pollution liability risks) in each case in the highest amount available in the international insurance market); and

(d)
any other risks the insurance of which the Security Trustee (acting on the instructions of the Majority Lenders), having regard to practices, recommendations and other circumstances prevailing at the relevant time, may from time to time require by notice to that Borrower,

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances in such amounts in such currency and upon such terms and conditions (including, without limitation, any LSW 1189 or, in the opinion of the Security Trustee, comparable mortgage clause) as shall from time to time be approved in writing by the Security Trustee in its sole discretion, but in any event as follows:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount equal to at least the higher of (i) an amount which, when aggregated with the amount for which the other Mortgaged Ship is insured pursuant to this Clause 13.3(b) is equal to 120 per cent. of the aggregate of (A) the Loan and (B) the principal amount secured by any equal or prior ranking Security Interest on that Ship and (ii) the Market Value of that Borrower's Ship;

(c)
in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under, basic protection and indemnity club entry (with the International Group of Protection and Indemnity Clubs) and the international marine insurance market (currently $1,000,000,000 for any one accident or occurrence);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of that Ship;

(e)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;

(f)	on approved terms and conditions;

(g)	such other risks of whatever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of a vessel similar to that Ship; and

(h)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations, and have a Standard & Poor's rating of at least BBB- or a comparable rating by any other rating agency acceptable to the Security Trustee (acting with the authorisation of the Majority Lenders).

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall and shall procure that:

(a)
it and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Agent;

(b)
whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation they may have under any applicable law against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)
the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(e)
the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(f)
the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than either Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(g)
the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances effected by the Security Trustee or any other Creditor Party;

(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if that Borrower fails to do so; and

(i)
the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall only be effective against the Security Trustee 14 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms and conditions of renewal; and

(ii)	seek the Security Trustee's approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that

Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry; letters of undertaking

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Borrower is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)
where required to be issued under the terms of insurance/indemnity provided by that Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in accordance with the requirements of such protections and indemnity association; and

(d)
a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority or, as the case may be, protection and indemnity associations in relation to that Ship (if applicable).

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee,

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment

Each Borrower shall not employ the Ship owned by it, nor shall permit it to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances

Each Borrower shall not do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular it shall:

(a)
take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)
make (and promptly supply copies to the Agent (upon its request)) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship Is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Manager complies with this requirement; and

(d)
not employ that Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify,

13.13	Alteration to terms of insurances

Each Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

13.14	Settlement of claims

Each Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances and shall do ail things necessary to ensure such collection or recovery is made,

13.15	Provision of copies of communications

Each Borrower shall provide the Security Trustee, at the time of each such communication (other than (unless specifically required by the Security Trustee) communications of an entirely routine nature), copies of all written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information and further undertakings

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances,

and that Borrower shall:

(i)
do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(ii)
promptly provide the Agent with full information regarding any Major Casualty in consequence whereof the Ship owned by that Borrower has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to that Ship only with the Agent's prior written consent, and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.17	Mortgagee's interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)
a mortgagee's interest insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document (in an amount of up to 120 per cent. of the Loan) which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the Borrower owning that Ship, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a nonpayment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)
any act or omission on the part of that Borrower, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of that Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing; and

(b)
a mortgagee's interest additional perils insurance providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing, and in an amount of up to 110 per cent. of the Loan,

and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance,

13.18	Review of insurance requirements

The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting the Borrowers, each Ship and its insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower owning that Ship may be subject) and the Borrowers shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an Independent marine insurance broker or adviser to conduct such review.

13.19	Modification of insurance requirements

The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.20	Compliance with mortgagee's instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship's name and registration

Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or 'allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship,

14.3	Repair and classification

Each Borrower shall, and shall procure that each Approved Manager shall, keep the Ship owned by that Borrower in a good and safe condition and state of repair, sea and cargo worthy in all respects:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS (other than the China classification society and the Russian Maritime Registry of Shipping) and acceptable to the Agent; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Marshall Islands or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Agent shall be given power of attorney in the form attached as Schedule 7 to act on behalf of that Borrower in order to, inspect the class records and any files held by the classification society and to require the classification society to provide the Agent or any of its nominees with any information, document or file, it might request and the classification society shall be fully entitled to rely hereon without any further inquiry.

14.4	Classification society undertaking

Each Borrower shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee) in relation to its Ship:

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship owned by that Borrower;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Borrower or any person that that Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower's or that Ship's membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification

Neither Borrower shall make any modification or repairs to, or replacement of, its Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts

Neither Borrower shall remove any material part of its Ship, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Borrower and subject to the security constituted by the relevant Mortgage (if applicable) Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection

Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by that Borrower at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrowers' expense, and if the inspector or surveyor appointed by the Security Trustee under this Clause is of the opinion that there are any technical, commercial or operational actions being undertaken or omitted to be undertaken by the Borrower which is the owner of that Ship or the Approved Managers which affect the operation or value of that Ship, the Borrowers shall forthwith (at their expense) on the Security Trustee's demand remedy such action or inaction.

14.9	Prevention of and release from arrest

Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, the Earnings or the insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

Each Borrower shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and ail other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the

Security Trustee has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of that Ship;

(c)	any expenses incurred, or likely ,to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, either Approved Managers' compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of that Borrower's or that Approved Managers' Document of Compliance.

14.12	Notification of certain events

Each Borrower shall immediately notify the Security Trustee by letter, of:

(a)
its entry into any agreement or arrangement for the postponement of any date on which any Earnings are due, the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Borrower to any Earnings;

(b)	its entry into a demise charter in respect of that Ship for any period;

(c)	its entry into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 11 months;

(d)	any casualty which is or is likely to be or to become a Major Casualty;

(e)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(f)	any requirement, condition or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(g)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(h)	any intended dry docking of that Ship;

(i)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;

(j)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Managers or otherwise in connection with that Ship; or

(k)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower's, the Approved Managers' or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

Neither Borrower shall, in relation to the Ship owned by it:

(a)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(b)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(c)	appoint a manager of that Ship other than the Approved Managers or agree to any alteration to the terms of the Approved Managers' appointment;

(d)	de-activate or lay up that Ship; or

(e)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage

Each Borrower shall keep the Mortgage relative to its Ship registered against that Ship as a valid first preferred or, as the case may be, priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.15	Sharing of Earnings

Neither Borrower shall enter into any agreement or arrangement for the sharing of any Earnings other than a profit sharing exceeding an agreed charter hire rate under a charter party Provided that it is not a part of any pool arrangement.

14.1	ISPS Code

Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC,

14.17	Charterparty Assignment

If a Borrower enters into an Assignable Charter, it shall, at the request of the Agent:

(a)	execute in favour of the Security Trustee a Charterparty Assignment (such Charterparty Assignment to be notified to, acknowledged by, the relevant charterer and any charter guarantor); and

(b)
without limiting the generality of the above, if that Assignable Charter is a bareboat charter, procure that the bareboat charterer shall execute in favour of the Security Trustee an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of that Ship effected either by the Borrower owning that Ship or by the bareboat charterer and a customary letter of undertaking in favour of the Security Trustee whereby (inter alia) the interests of the bareboat charterer under the bareboat charter are subordinated to the interests of the Security Trustee under the Finance Documents, each in the Agreed Form, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5, 7 and 9 of Schedule 3, Part A as the Agent may require.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrowers that:

(a)	the aggregate of the Market Value of the Mortgaged Ships;

(b)	the net realisable value of any additional security previously provided under this Clause 15; plus

(c)	the whole, or as the case may be, that part of the Mandatory Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account pursuant to Clause 11.16 at the relevant time,

is below an amount equal to 125 per cent. of the Loan.

15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling 14 Business Days after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date the Borrowers have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ships

The Market Value of each Mortgaged Ship or any Fleet Vessel at any date is that shown by taking the arithmetic means of two valuations issued by 2 Approved Brokers:

(a)
in the case of each Mortgaged Ship, each appointed by the Agent, one of which is to be selected by the Agent and the other by the Borrowers (unless the Borrowers do not select an Approved Broker within 14 days after the Agent's request to evaluate the Market Value of a Mortgaged Ship, in which case the Agent shall also select the second Approved Broker); and

(b)
in the case of each of the other Fleet Vessels (which are not Mortgaged Ships), one of which is to be selected and appointed by the Agent and the other to be selected and appointed by the Borrowers (unless the Borrowers do not select an Approved Broker within 14 days after the Agent's request to evaluate the Market Value of a Fleet Vessel in which case the Agent shall select and appoint the second Approved Broker), each valuation to be addressed to the Agent and prepared:

(i)	as at a date not more than 14 days previously;

(ii)	with or without physical inspection of the Ship or, as the case may be, Fleet Vessel (as the Agent may require);

(iii)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(iv)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,

Provided that If the difference between the 2 valuations in respect of a Mortgaged Ship or a Fleet Vessel obtained at any one time pursuant to this Clause 15.3 is greater than 15 per cent., a valuation shall be commissioned from a third Approved Broker selected and appointed by the Agent. Such valuation such be conducted in accordance with this Clause 15.3 and the Market Value of that Mortgaged Ship or Fleet Vessel (as the case may be) in such circumstances shall be the average of all three valuations.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding

Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest,

15.6	Provision of information

The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or that Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Frequency of valuations

The Borrowers acknowledge and agree that the Agent may commission valuation(s) of either Ship at such times as the Lender shall deem necessary and, in any event, not less than once during each 6-month period of the Security Period.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by either Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by either Borrower to the Agent or any Lender, to the account of the Agent at JP Morgan Chase Bank, New York (SWIFT Code CHASUS33) (Account No. 001-1-331 808 in favour of FISH Nordbank AG, Hamburg, SWIFT Code HSHNDEHH; Reference "Star Challenger I LLC and Star Challenger II LLC") or to such other account with such other bank as the Agent may from time to time notify to the Borrowers; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by either Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day.falls in the next calendar month, the due date shall be brought forward to the immediately 'preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to either Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum,

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to a Borrower or a Lender or the Swap Bank, without first having received that sum, that Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent's memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima fade evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)
firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by either Borrower under Clauses 20, 21 and 22 of this Agreement or by either Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which either Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)
SECONDLY: in retention (in an interest bearing account) of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers (or either of them), the Security Parties and the other Creditor Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders and the Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by either Borrower or either Security Party.

18	APPLICATION OF EARNINGS; SWAP PAYMENTS

18.1	Payment of Earnings and swap payments

Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period;

(a)	(and subject only to the provisions of the General Assignment to which it is a party) all Earnings of the Ship owned by that Borrower are paid to the Earnings Account for that Ship;

(b)
all payments by the Swap Bank to the Borrowers under each Designated Transaction are paid to the Swap Account and at least one (1) day prior to any payment required to be made under a Designated Transaction, ensure that there are sufficient funds in the Swap Account in order to be able to effect such payment; and

no sum may be withdrawn from the Swap Account (other than by the Agent for the purposes of Clause 18.1(b)), without the prior written consent of the Agent.

18.2	Cross- transfer

Each Borrower may transfer (each a "Cross-transfer") any part of the balance standing to the credit of its Earnings Account to the Management Account, to the extent permitted under the terms of this Agreement, subject to:

(a)	the Management Account being pledged in favour of the Lenders or, as the case may be, the Security Trustee at the relevant time;

(b)	the Lenders being satisfied at all times that any transfers equivalent to the Cross-transfers are not in any way prohibited by any other lender of any member of the Group or any other third party;

(c)	no Event of Default or Potential Event of Default being in existence at that time; and

(d)
the Agent's receipt, promptly after its request (to be made on the instructions of the Majority Lenders), of a written statement that no Event of Default (including, without limitation, an Event of Default under Clause 19.1(f)(iv) in connection with the application of earnings in respect of any Fleet Vessel by any member of the Group pursuant to any loan or other facility agreement to which that member of the Group is a party) is in existence at the relevant time and that any transfer of funds, equivalent to a Cross-transfer, is not in any way prohibited by any lender of any member of the Group, and any amount remaining to the credit of the Earnings Accounts or the Management Account shall (unless a Potential Event of Default or an Event of Default shall have occurred or be continuing or will result from such withdrawal) be available to the relevant Borrower(s). If a Potential Event of Default or an Event of Default shall have occurred and be continuing, no sum may be withdrawn from either Earnings Account or the Management Account by the relevant Borrower(s) other than for the payment of Operating Expenses subject to the prior written consent of the Agent in its absolute discretion.

18.3	Monthly retentions

The Borrowers undertake with each Creditor Party to ensure that throughout the Security Period commencing on the date falling one month after the Drawdown Date of each Tranche and on the same day in each subsequent month, there is transferred to the Retention Account out of the Earnings received in the Earnings Accounts and/or at the option of the Borrowers, which shall be exercised by serving a notice in writing not later than the applicable transfer date, out of any amounts standing to the credit of the Management Account during the preceding calendar month:

(i)	one-third of the amount of the Instalment in respect of that Tranche falling due under Clause 8.1 on the next Repayment Date in respect of that Tranche; and

(ii)	the Relevant Fraction of the aggregate amount of interest on that Tranche which is payable on the next due date for payment of interest under this Agreement; and

In this Clause 18.3 "Relevant Fraction" means, a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the current Interest Period in respect of that Tranche ends after the next due date for payment of interest under this Agreement the number of months from the later of the commencement of the current Interest Period in respect of that Tranche or the last due date for payment of interest to the next due date for payment of interest in respect of that Tranche under this Agreement).

18.4	Shortfall in Earnings

If the aggregate Earnings of the Ships received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.3, the Borrowers shall make up the amount of the insufficiency on demand from the Agent.

18.5	Application of retentions

Until an Event of Default or a Potential Event of Default occurs, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(i)	the Instalment due on that Repayment Date pursuant to Clause 8.1; or

(ii)	the amount of interest in respect of the Loan payable on that interest payment date,

in discharge of the Borrowers' liability for that Instalment or that interest.

18.6	Interest accrued on the Accounts

Any credit balance on each Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on that Account.

18.7	Release of accrued interest

Interest accruing on each Account under Clause 18.6 shall be released to the Borrowers on each Repayment Date unless an Event of Default or a Potential Event of Default has occurred or, in the case of the Retention Account, the then credit balance thereon is less than what would have been the balance had the full amount required by Clause 18.3 (and Clause 18.4, if applicable) been transferred in that and each previous month.

18.8	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Accounts (or any of them); and

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

18.9	Debits for fees, expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clauses 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clauses 20 or 21,

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)
either Borrower or any Security Party fails to pay within 3 Business Days after the applicable due date or (if so payable) on demand, within 3 Business Days after the making of such demand, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.16, 11.17, 11.18, 11.19, 12.2, 12.3 or 15.2 or clause 12,3 of the Corporate Guarantee; or

(c)
any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)
any representation, warranty or statement made by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is purportedly untrue or misleading when it is made or repeated ; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	either Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for either Borrower, the Corporate Guarantor or any other Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any official consent necessary to enable either Borrower to own, operate or charter its Ship or to enable either Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or any Assignable Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the legal and beneficial ownership of any of the shares in either Borrower or in the control of the voting rights attaching to any of those shares; or

(i)	the shares of the Corporate Guarantor cease to be listed on the New York Stock Exchange (NASDAQ) or any other US or European stock exchange acceptable to the Agent; or

(m)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any of the following occurs in relation to the Master Agreement:

(i)	notice of an Early Termination Date is given by the Lender under Section 6(a) of the Master Agreement; or

(ii)	a person entitled to do so gives notice of Early Termination Date under Section (b) of the Master Agreement; or

(iii)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(iv)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Lender; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of either Borrower, the Corporate Guarantor, any.other Security Party or the Group; or

(ii)	any accident or other event involving either Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	the threat or commencement of legal or administrative action involving either Borrower, either Ship, either of the Approved Managers or any Security Party,

which constitutes a Material Adverse Change.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)
serve on the Borrowers a notice stating that the Loan or any part thereof, all or any accrued interest and all or any other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which,' as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(1), the Security Trustee, the Agent, the Mandated Lead Arranger and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), the Loan (or any part thereof), all accrued interest and all or any other amounts accrued or owing from the Borrowers (or either of them) or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(11) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide either Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party's rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9	Relevant Persons

In this Clause 19, a "Relevant Person" means a Borrower, the Corporate Guarantor, any other Security Party and any other member of the Group.

19.10	Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

19.11	Position of Swap Bank

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement, structuring and commitment fees

The Borrowers shall pay to the Agent:

(a)
on the date of this Agreement a non-refundable arrangement fee in the amount equal to $140,000 (representing 0.40 per cent. of the Total Commitments) for distribution among the Lenders pro rata to their Commitments;

(b)
(for the Agent's own account) on the date of the first Drawdown Date to occur under this Agreement, a non-refundable structuring fee in the amount of $210,000 (representing 0.60 per cent, of the Total Commitments); and

(c)
a non-refundable commitment fee, at the rate of 1 per cent. per annum on the undrawn or uncancelled amount of the Loan, payable quarterly in arrears for distribution among the Lenders pro rata to their Commitments, during the period from (and including) 24 December 2013 (being the date of the Borrowers' acceptance of the firm offer letter regarding the Loan) to the earlier of (i) the last Drawdown Date to occur under this Agreement and (ii) the last day of the Availability Period (and on the last day of such period)

20.2	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all reasonable expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)
any amendment or supplement (or any proposal for such an amendment or supplement) requested (or, in the case of a proposal, made) by or on behalf of the Borrowers and relating to a Finance Document or any other Pertinent Document;

(b)
any consent, waiver or suspension of rights by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned or any proposal for any of the foregoing requested (or, in the case of a proposal, made) by or on behalf of the Borrowers under or in connection with a Finance Document or any other Pertinent Document;

(c)	the valuation of any security provided or offered under and pursuant to Clause 15 or any other matter relating to such security; or

(d)
any step taken by the Lender concerned or the Swap Bank with a view to the preservation, protection, exercise or enforcement of any rights or Security Interest created by a Finance Document or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all outstanding indebtedness to the Creditor Parties under the Finance Documents, the Master Agreement and any other Pertinent Document is repaid in full.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.6	Extraordinary management time

The Borrowers shall pay to the Agent on its demand compensation in respect of the reasonable and documented amount of time which the management of either Servicing Bank has spent in connection with a matter covered by Clause 20.3 and which exceeds the amount of time which would ordinarily be spent in the performance of the relevant Servicing Bank's routine functions. Any such compensation shall be based on such reasonable daily or hourly rates as the Agent may notify to the Borrowers and is in addition to any fee paid or payable to the relevant Servicing Bank,

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, (in the case of Clause 21.1(a) and (b), reasonable) expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)
a Tranche not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity after the relevant Drawdown Notice has been served in accordance with the provisions of this Agreement;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Break Costs

If a Lender (the "Notifying Lender") notifies the Agent that as a consequence of receipt or recovery of all or any part of the Loan (a "Payment") on a day other than the last day of an

Interest Period applicable to the sum received or recovered the Notifying Lender has or will, with effect from a specified date, incur Break Costs:

(a)	the Agent shall promptly notify the Borrowers of a notice it receives from a Notifying Lender under this Clause 21.2;

(b)	the Borrower shall, within 3 Business Days of the Agent's demand, pay to the Agent for the account of the Notifying Lender the amount of such Break Costs; and

(c)
the Notifying Lender shall, as soon as reasonably practicable, following a request by the Borrowers, provide a certificate confirming the amount of the Notifying Lender's Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrowers.

In this Clause 21.2, "Break Costs" means, in relation to a Payment the amount (if any) by which:

(i)
the interest which the Notifying Lender, should have received in respect of the sum received or recovered from the date of receipt or recovery of such Payment to the last day of the then current Interest Period applicable to the sum received or recovered had such Payment been made on the last day of such Interest Period;

exceeds

(ii)
the amount which the Notifying Lender, would be able to obtain by placing an amount equal to such Payment on deposit with a leading bank in the London Interbank Market for a period commencing on the Business Day following receipt or recovery of such Payment (as the case may be) and ending on the last day of the then current Interest Period applicable to the sum received or recovered.

21.3	Other breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender in borrowing, liquidating or re-employing deposits from third parties acquired, contracted for or arranged to fund, effect or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount) other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all claims, expenses, liabilities and losses which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	investigating any event which the Creditor Party concerned reasonably believes constitutes an Event of Default or Potential Event of Default;

(c)	acting or relying on any notice, request or instruction which the Creditor Party concerned reasonably believes to be genuine, correct and appropriately authorised; or

(d)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned,

Without prejudice to its generality,, Clause 21.1 and this Clause 21.4 cover any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

2.13	Environmental Indemnity

Without prejudice to its generality, Clause 21.4 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

21.6	Currency indemnity

If any sum due from either Borrower or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a "Sum") has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making, filing or lodging any claim or proof against a Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or

(c)	enforcing any such order, judgment or award,

the Borrowers shall as an independent obligation, within 3 Business Days of demand, indemnify the Creditor Party to whom that Sum is due against any cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange back into the Contractual Currency including any discrepancy between (A) the rate of exchange actually used to convert the Sum from the Payment Currency into the Contractual Currency and (B) the available rate of exchange.

In this Clause 21.6, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrower shall indemnify the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency,

This Clause 21.6 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.7	Application to Master Agreement

For the avoidance of doubt, Clause 21.6 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.8	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due:

21.9	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, counter-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make,

22.2	Grossing-up for taxes

If, at any time, a Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives on the due date for such payment (and retains free from any liability relating to the tax deduction) a net amount which is equal to the full amount which it would have received had no such tax deduction been required to be made; and

(c)
that Borrower shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises.

22.3	Indemnity and evidence of payment of taxes

The Borrowers shall fully indemnify each Creditor Party on the Agent's demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Borrowers (or either of them) to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 22.2. Within 30 days after making any tax deduction, the Borrowers or, as the case may be, the relevant Borrower shall deliver to the Agent any receipts, certificates or other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 "tax deduction" means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5	Application to Master Agreement

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC.

23.1	Illegality

This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.

23.2	Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender's Commitment shall be immediately cancelled; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender's Contribution on the last day of the then current Interest Period in accordance with clauses 8.10 and 8.11(a).

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)
the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the "Basel II Accord") or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel H Accord, in each case when compared to the cost of complying with such regulations as determined by the Agent (or parent company of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company); or

(d)
the implementation or application of or compliance with Basel 111 or any law or regulation which implements or applies Basel III (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, the Notifying Lender or any of its affiliates) is that the Notifying Lender (or a parent company of it), the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

24.2	Meaning of "increased cost"

In this Clause 24, "increased cost" means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrowers of claim for increased casts

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs

The Borrowers shall pay to the Agent, not later than 10 days following the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

24.7	Application of prepayment

Clauses 8.10 and 8.11(a) shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of either Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower

Neither Borrower may assign or transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, without needing the consent of the Borrowers or any Security Party, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b); or

(d)	all or part of its credit risk under this Agreement and the other Finance Documents,

to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any other bank, or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 6 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement,

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document (other than the Master Agreement) is binding on, or effective in relation to, either Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows;

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents (other than the Master Agreement) are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which either Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of either Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document (other than the Master Agreement), the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of either Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by ..any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

The Borrowers, the Security Trustee, each Lender and the Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf. The Borrower and each Security Party irrevocably agrees to the transfer procedures set out in this Clause 26 and to the extent the cooperation of the Borrowers and/or any Security Party shall be required to effect any such transfer, the Borrowers and such Security Party shall take all necessary steps to afford such cooperation Provided that this shall not result in any additional costs to the Borrowers or such Security Party.

26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment

A Lender may sub-participate or include in a securitisation or similar transaction all or any part of its rights and/or obligations under or in connection with the Finance Documents (other than the Master Agreement) without the Borrowers' prior consent and without serving a notice thereon and the Lenders may assign without the Borrowers' prior consent and without serving a notice thereon, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them. The Borrowers shall, and shall procure that each Security Party shall, do everything requested by the Agent or any Lender to assist and co-operate with that Lender to achieve a successful securitisation or similar transaction.

26.13	Sub-division, split, modification or re-tranching

Any Lender may, in its sole discretion, sub-divide, split, sever, modify or re-tranche its part of the Loan into one or more parts subject to the overall cost of the Loan applicable towards the Borrowers remaining unchanged, if such changes are necessary in order to achieve a successful execution of a securitisation, syndication or any other capital market exit of the Loan.

26.14	Disclosure of information

A Lender may, without the prior consent of the Borrowers, the Corporate Guarantor or any other Security Party, disclose to a potential Transferee Lender or sub participant as well as, where relevant, to rating agencies, trustees and accountants, any financial or other information which that Lender has received in relation to the Loan, the Borrowers (or either of them), the Corporate Guarantor and any other Security Party or their affairs and collateral or security provided under or in connection with any Finance Document, their financial circumstances and any other information whatsoever, as that Lender may deem reasonably necessary or appropriate in connection with the potential syndication, the assessment of the credit risk and the ongoing monitoring of the Loan by any potential Transferee Lender and that Lender shall be released from its obligation of secrecy and from banking confidentiality.

In the event any such potential Transferee Lender, sub-participant, rating agency, trustee or accountant is not already bound by any legal obligation of secrecy or banking confidentiality, the Lender concerned shall require such other party to sign a confidentiality agreement. The Borrowers shall, and shall procure that the Corporate Guarantor and any other Security Party shall:

(a)
provide the Creditor Parties (or any of them) with all information deemed, reasonably, necessary by the Creditor Parties (or any of them) for the purposes of any transfer, syndication or sub-participation to be effected pursuant to this Clause 26;

(b)
procure that the directors and officers of each Borrower, the Corporate Guarantor or any other Security Party, are available to participate in any meeting with any Transferee Lender or any rating agency at such times and places as the Creditor Parties may reasonably request on notice (to be served on the Borrowers reasonably in advance) to that Borrower, the Corporate Guarantor or that Security Party; and

(c)
permit any Transferee Lender to board either Ship at all reasonable times to inspect its condition with reasonable notice to the Borrowers (after taking into consideration the relevant Ships' schedule).

The Borrowers shall not and shall ensure than no Security Party will publish any details regarding the Loan or any of the Finance Documents without the Agent's prior written consent.

26.15	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.16	Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.17	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from either Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document (other than the Master Agreement) to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by either Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.18	Replacement of a Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.

27	VARIATIONS AND WAIVERS

27.1	Required consents

(a)
Subject to Clause 27.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Creditor Parties and the Borrowers.

(b)	Any instructions given by the Majority Lenders will be binding on all the Creditor Parties.

(c)	The Agent may effect, on behalf of any Creditor Party, any amendment or waiver permitted by this Clause.

27.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" or "Finance Documents" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest fees, commission or other amount payable under any of the Finance Documents;

(iv)	an increase in or an extension of any Lender's Commitment;

(v)	any provision which expressly requires the consent of all the Lenders; or

(vi)
Clause 3 (Position of the Lenders and Swap Banks), Clause 11.5 (information provided to be accurate), 11.6 (Provision of financial statements) and 11.7 (Form of financial statements), Clause 26 (Transfers and Changes in Lending Offices) or this Clause 27.2;

(vii)	any release of any Security Interest, guarantee, indemnities or subordination arrangement created by any Finance Document;

(viii)	any change of the currency in which the Loan is provided or any amount is payable under any of the Finance Documents;

(ix)	an extension of the Availability Period;

(x)	change clauses 16.4 (Distribution of payment to Creditor Parties) and 22 (Grossing-up),

may not be effected without the prior written consent of all Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Trustee may not be effected without the consent of the Agent, the Arranger or the Security Trustee, as the case may be.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and, subject to Clause 27.4, no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Deemed consent

With respect to any amendment, variation, waiver, suspension or limit requested by any party to this Agreement and which requires the approval of all the Lenders or the Majority Lenders (as the case may be), the Agent shall provide each Lender with written notice of such request accompanied by such detailed background information as may be reasonably necessary (in the opinion of the Agent) to determine whether to approve such action. A Lender shall be deemed to have approved such action if such Lender fails to object to such action by written notice to the Agent within 10 days of that Lender's receipt of the Agent's notice or such other time as the Agent may state in the relevant notice as being the time available for approval of such action.

28	NOTICES

28.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrowers:	40 Ag. Konstantinou Str
151 24 Maroussi
Athens
Greece
Facsimile No: 30 210 61 78 378

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent and Security Trustee:	HSH Nordbank AG
GRM Shipping Europe & Offshore
Gerhart-Hauptmann-Platz 50
20095 Hamburg Germany
Fax No: +49 40 3333 34118

(d)	to the Swap Bank:	Martensdamm 6
D-24103 Kiel
Germany
Fax No: +49 40 3333 34086

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Swap Bank and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been,

28.7	Electronic communication

Any communication to be made between the Agent and a Lender or Swap Bank or a Borrower or any Security Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and, in the case of a communication to a Creditor Party, the relevant Creditor Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or the Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of "notice"

In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of Borrower's obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	any Lender, the Swap Bank or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(e)	any Lender, the Swap Bank or the Security Trustee releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5, during the Security Period, neither Borrower shall:

(a)
claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising oUt of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing,

29.5	Borrowers' required action

If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent's notice.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts

A Finance Document may be executed in any number of counterparts.

30.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.5	Benefit and binding effect

The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.

31	LAW AND JURISDICTION

31.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent

Each Borrower irrevocably appoints Eurofin international Ltd at its registered office for the time being, presently at Chelsea Harbour, London SW10 OXD, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected

Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of "proceedings" and "Dispute"

In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany	35,000,000

SCHEDULE 2

DRAWDOWN NOTICE

To:	HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany
	Attention: [Loans Administration]	[!]

DRAWDOWN NOTICE

1
We refer to the loan agreement (the "Loan Agreement") dated [!] 2014 and made between ourselves, as Borrowers, the Lenders referred to therein, and yourselves as Agent, Mandated Lead Arranger, as Security Trustee and as Swap Bank in connection with a facility of up to US$35,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount of Tranche in relation to ["STAR CHALLENGER")["STAR FIGHTER"): US$[!];

(b)	Drawdown Date: [!];

(c)	Duration of the first Interest Period shall be [!] months; and

(d)	Payment instructions : account in our name and numbered [!] with [!] of [!].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of that Tranche.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	[We authorise you to deduct the structuring fee payable pursuant to in Clause 20.1(b) and any commitment fee payable pursuant to Clause 20.1(c)].

[Name of Signatory]

Director
for and on behalf of
STAR CHALLENGER I LLC and
STAR CHALLENGER II LLC

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.

1	A duly executed original of:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Master Agreement Assignment;

(d)	the Corporate Guarantee;

(e)	the Agency and Trust Agreement; and

(f)	the Account Pledges.

2
Copies of the certificate of incorporation and constitutional documents of each Borrower, the Corporate Guarantor and any other Security Party and any company registration documents in respect of either Borrower, the Corporate Guarantor, any other Security Party (including, without limitation, any corporate register excerpts) required by the Agent and a list of all members of the Group.

3
Copies of resolutions of the sole member of each Borrower and the directors and, if appropriate, shareholders of each Security Party authorising the execution of each of the Finance Documents to which each is a party and, in the case of a Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower, the Corporate Guarantor or any other Security Party.

5	Copies of all consents which either Borrower, the Corporate Guarantor or any other Security Party requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Accounts.

7	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.

8	Any documents required by the Agent in respect of each Borrower, the Corporate Guarantor and any other Security Party to satisfy the Lenders' "know your customer" requirements.

9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b) required before each Drawdown Date, In Part B of this Schedule 3, the following definitions have the following meanings:

(a)	"Relevant Borrower" means the Borrower which is the owner of the Relevant Ship; and

(b)	"Relevant Ship" means the Ship which is relevant to the Tranche being advanced on the relevant Drawdown Date.

1
A duly executed original of the Mortgage, the General Assignment and any Charterparty Assignment relating to any Assignable Charter (and of each document to be delivered by each of them) each in respect of the Relevant Ship.

2	Documentary evidence that:

(a)	the Relevant Ship is definitively and permanently registered in the name of the Relevant Borrower under an Approved Flag in accordance with the laws of the applicable Approved Flag State;

(b)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Borrower save as contemplated by the Finance Documents;

(c)
the Relevant Ship maintains the class specified in Clause 14.3(b) with a first class classification society which is a member of IACS as the Agent may approve free of all overdue recommendations and conditions of such classification society;

(d)
the Mortgage relating to the Relevant Ship has been duly registered or recorded against that Ship as a valid first preferred or, as the case may be, priority mortgage in accordance with the laws of the applicable Approved Flag State;

(e)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(f)	if the Relevant Ship is subject to an Approved Charter, the Relevant Ship is delivered to the relevant charterer in accordance with the terms of that Approved Charter.

3	Documents establishing that the Relevant Ship will, as from the relevant Drawdown Date, be managed by the Approved Managers on terms acceptable to the Lenders, together with:

(a)	the Approved Managers' Undertaking relative thereto; and

(b)
copies of the Approved Managers' Document of Compliance and of that Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires).

4
Two valuations of the Relevant Ship prepared by two Approved Brokers appointed by the Agent, one of which nominated by the Agent and the other by the Borrowers, each addressed to the Agent, stated to be for the purposes of this Agreement and otherwise prepared in accordance with Clause 15.3 which shows a value for that Ship in an amount which will be sufficient to satisfy the Borrowers' obligations under Clause 15.1.

5	A certified true copy of any Approved Charter applicable to the Relevant Ship duly executed by the parties thereto.

6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the relevant Approved Flag State and such other relevant jurisdictions as the Agent may require,

7	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Agent may require.

8
Evidence satisfactory to the Agent that (i) the Mandatory Minimum Liquidity Amount is standing to the credit of the Minimum Liquidity Account pursuant to Clause 11.16 and (ii) the Additional Minimum Liquidity Amount A or, as the case may be, the Additional Minimum Liquidity Amount B is standing to the credit of the Minimum Liquidity Account in accordance with Clause 11.17.

9
A written statement duly signed by the Borrowers and the Corporate Guarantor stating that no Event of Default (including, without limitation, an Event of Default under clause 19.1(f)(iv) in connection with the application of earnings in respect of any Fleet Vessel by any member of the Group pursuant to any loan or other facility agreement to which that member of the Group is a party) is in existence as at the Drawdown Date and that any transfer of funds, equivalent to a Cross-transfer, is not in any way prohibited by any lender of any member of the Group as at that date.

10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in (i) paragraphs 2 and 3 of Part A shall be notarised or legalised by a competent authority acceptable to the Agent and (ii) paragraph 5 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Borrower.

SCHEDULE 4

MANDATORY COST FORMULA

1
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Tranche) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Tranches made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4

5	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum
300

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

6	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

7
If requested by the Agent, the Reference Banks shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Banks as being the average of the Fee Tariffs applicable to the Reference Banks for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Banks.

8
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9
The rates of charge of the Reference Banks for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Banks pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

11
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Banks pursuant to paragraphs 3, 6 and 7 above.

12
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13
The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 5

DESIGNATION NOTICE

To:      Star Challenger I LLC and

Star Challenger II LLC
c/o Star Bulk Management Inc.
40 Agiou Konstantinou
Maroussi

Greece

-and-

HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg Germany
Attention: [Loans Administration]

[date]

Dear Sirs

Loan Agreement dated [!] 2014 (the "Loan Agreement") and made between (i) Star Challenger I LLC, and Star Challenger II LLC as joint and several Borrowers, (ii) the Lenders, (iii) the Swap Bank, (iv) and yourselves as Agent, Mandated Lead Arranger, Swap Bank and Security Trustee

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of [!] made between yourselves and the Swap Bank; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [!] and addressed by the Swap Bank to yourselves.

in accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

________________________
for and on behalf of
HSH NORDBANK AG

SCHEDULE 6

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:           HSH Nordbank AG for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.

[!]

1
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [!] 2014 and made between (1) Star Challenger I LLC and Star Challenger II LLC (together, the "Borrowers") as joint and several Borrowers, (2) the banks and financial institutions named therein as Lenders, (3) HSH Nordbank AG as Swap Bank, (4) HSH Nordbank AG as Agent (5) HSH Nordbank AG as Mandated lead Arranger and (6) HSH Nordbank AG as Security Trustee for a loan facility of up to US$35,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

"Relevant Parties" means the Agent, each Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank;

"Transferor" means [full name] of [lending office]; and "Transferee" means [full name] of [lending office].

3	The effective date of this Certificate is [!] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than the Master Agreement) in relation to [!] per cent. of its Contribution, which percentage represents $[!].

5
By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[!]] [from [!] per cent. of its Commitment, which percentage represents $[!]] and the Transferee acquires a Commitment of $[!].]

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform ail the obligations under the Finance Documents (other than the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Mandated Lead Arranger, the Security Trustee, any Lender or the Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	either Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or any Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Mandated Lead Arranger, the Security Trustee, any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent, the Mandated Lead Arranger and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee and/or the Mandated Lead Arranger in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's, the Mandated Lead Arranger's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent, the Mandated Lead Arranger or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent, the Mandated Lead Arranger or the Security Trustee for the full amount demanded by it.

[Name of Transferor]     [Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party
HSH Nordbank AG

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact	Person
(Loan Administration Department):

Telephone:

Fax:

Contact	Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 7

POWER OF ATTORNEY

Know all men by these presents that [borrower's name] (the "Company"), a company incorporated in [ ] and having its registered address at [address] irrevocably and by way of security appoints HSH Nordbank AG (the "Attorney") of Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany its attorney, to act in the name of the Company and to exercise any right, entitlement or power of the Company in relation to [name of classification society] (the "Classification Society") and/or to the classification records of any vessel owned, controlled or operated by the Company including, without limitation, such powers or entitlement as the Company may have to inspect the class records and any files held by the Classification Society in relation to any such vessel and to require the Classification Society to provide to the Attorney or to any of its nominees any information, document or file which the Attorney may request

Ratification of actions of attorney. For the avoidance of doubt and without limiting the generality of the above, it is confirmed that the Company hereby ratifies any action which the Attorney takes or purports to take under this Power of Attorney and the Classification Society shall be entitled to rely hereon without further enquiry.

Delegation. The Attorney may exercise its powers hereunder through any officer or through any nominee and/or may sub-delegate to any person or persons (including a Receiver and persons designated by him) all or any of the powers (including the discretions) conferred on the Attorney hereunder, and may do so on terms authorising successive sub-delegations.

this Power of Attorney was executed by the Company as a Deed on [date].)

EXECUTED as a DEED by )

[name of Company]	)

acting by two directors or one director	)

and the company secretary	)

Director: ……………………….

Director/Secretary: ……………………….

EXECUTION PAGES

BORROWERS

SIGNED by	)
GEORGIA MASTAGAKI	) /s/ Georgia Mastagaki
for and on behalf of	)
STAR CHALLENGER I LLC	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS	) /s/ Christoforos Bismpikos
SOLICITOR
WATSON, FARLEY & WILLIAMS
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

SIGNED by	)
GEORGIA MASTAGAKI	) /s/ Georgia Mastagaki
for and on behalf of	)
STAR CHALLENGER II LLC	)
in the presence of	)
CHRISTOFOROS BISMPIKOS	) /s/ Christoforos Bismpikos
SOLICITOR
WATSON, FARLEY & WILLIAMS
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

LENDERS

SIGNED by	)
ILEANA-EMMANOUELA LOUDAROU	) /s/ Ileana-Emmanouela Loudarou
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS	) /s/ Christoforos Bismpikos
SOLICITOR
WATSON, FARLEY & WILLIAMS
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

SWAP BANK

SIGNED by	)
ILEANA-EMMANOUELA LOUDAROU	) /s/ Ileana-Emmanouela Loudarou
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS	) /s/ Christoforos Bismpikos
SOLICITOR
WATSON, FARLEY & WILLIAMS
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

AGENT

SIGNED by	)
ILEANA-EMMANOUELA LOUDAROU	) /s/ Ileana-Emmanouela Loudarou
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of	)
CHRISTOFOROS BISMPIKOS	) /s/ Christoforos Bismpikos
SOLICITOR
WATSON, FARLEY & WILLIAMS
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

MANDATED LEAD ARRANGER

SIGNED by	)
ILEANA-EMMANOUELA LOUDAROU	) /s/ Ileana-Emmanouela Loudarou
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS	) /s/ Christoforos Bismpikos
SOLICITOR
WATSON, FARLEY & WILLIAMS
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

SECURITY TRUSTEE

SIGNED by	)
ILEANA-EMMANOUELA LOUDAROU	) /s/ Ileana-Emmanouela Loudarou
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
CHRISTOFOROS BISMPIKOS	) /s/ Christoforos Bismpikos
SOLICITOR
WATSON, FARLEY & WILLIAMS
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

92